Exhibit (a)(1)(D)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Monogram Biosciences, Inc.

at

$4.55 Net Per Share

Pursuant to the Offer to Purchase

Dated July 1, 2009

by

Mastiff Acquisition Corp.

a direct wholly-owned subsidiary of

Laboratory Corporation of America Holdings

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON WEDNESDAY JULY 29, 2009,

UNLESS THE OFFER IS EXTENDED.

To Brokers, Dealers, Banks, Trust Companies and other Nominees:

Mastiff Acquisition Corp., a Delaware corporation (the “Purchaser”) and direct wholly-owned subsidiary of Laboratory Corporation of America Holdings, a Delaware corporation (“LabCorp”), and LabCorp have appointed Greenhill & Co., LLC to act as the Dealer Manager in connection with the offer to purchase all outstanding shares of common stock, par value $0.001 per share (collectively, the “Shares” and each, a “Share”), of Monogram Biosciences, Inc., a Delaware corporation (“Monogram”), at $4.55 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the offer to purchase, dated July 1, 2009 (the “offer to purchase”) and in the related letter of transmittal (which, together with any amendments or supplements thereto, collectively constitute the “offer”).

Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith are copies of the following documents:

1.	offer to purchase, dated July 1, 2009;

2.	letter of transmittal, including a Certificate of Taxpayer Identification Number on Substitute Form W-9 to be used by stockholders of Monogram in accepting the offer and tendering shares;

3.	Monogram’s solicitation/recommendation statement on Schedule 14D-9;

4.	A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining the clients’ instructions with regard to the offer;

5.	notice of guaranteed delivery with respect to the Shares; and

6.	guidelines for certification of taxpayer identification number on Substitute Form W-9.

7.	return envelope addressed by mail or overnight courier to: American Stock Transfer & Trust Company c/o Operations Center, Attn: Reorganization Department, 6201 15 th Avenue, Brooklyn, NY 11219.

The offer is not subject to any financing condition. The offer is conditioned on, among other things, there being validly tendered in the offer and not properly withdrawn before the expiration of the offer, a number of Shares that, together with the Shares beneficially owned by LabCorp or the Purchaser, if any, represents at least a majority of the sum of (i) all Shares then outstanding, and (ii) all Shares issuable upon the exercise, conversion or exchange of any outstanding Monogram stock options, warrants, convertible notes, stock appreciation rights, restricted stock units, or other rights to acquire Shares then outstanding (other than options with an exercise price, adjusted for any associated contingent value rights payments, that is greater than the offer price) whether or not then vested (the “Minimum Condition”). The offer is also subject to the satisfaction of certain other conditions set forth in this offer to purchase, including, (i) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Condition”), (ii) the absence of any legal restraint preventing or prohibiting the consummation of the offer or merger and of any governmental authority instituting any proceeding seeking such a restraint, which restraint or proceeding has not been vacated, withdrawn or overturned, (iii) the accuracy of representations and warranties (subject to certain qualifications as set forth in the merger agreement), (iv) the compliance with certain covenants under the merger agreement, (v) the absence of the occurrence and continuance of a Company Material Adverse Effect (as defined in the merger agreement) and (vi) the absence of any banking moratorium in the United States or the State of New York (the “Banking Moratorium Condition”). See Section 14—“Conditions of the Offer” for a description of other conditions to the consummation of the offer.

We urge you to contact your clients promptly. Please note that the offer and any withdrawal rights will expire at 12:00 midnight, New York City time, at the end of the day on Wednesday July 29, 2009, unless extended.

The Monogram board of directors has unanimously: (i) determined that the merger agreement, the offer, the merger and the transactions contemplated thereby (each as defined herein) are fair to and in the best interests of Monogram and its stockholders; (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the offer, the merger and the top-up option (as defined below); and (iii) recommended that Monogram’s stockholders accept the offer, tender their Shares to the Purchaser pursuant to the offer, and, if required by applicable law, adopt the merger agreement.

The Purchaser is making this offer according to an Agreement and Plan of Merger, dated as of June 22, 2009 (the “merger agreement”), by and among LabCorp, the Purchaser and Monogram. Under the merger agreement, after the completion of the offer and the satisfaction or waiver of all of the conditions to the merger (as defined below), including, if required, a vote of Monogram’s stockholders, Purchaser will be merged with and into Monogram, with Monogram surviving the merger as a direct wholly-owned subsidiary of LabCorp (the “merger “). At the effective time of the merger, each Share then outstanding (other than Shares owned by LabCorp, the Purchaser or their subsidiaries, or Monogram, or its stockholders who properly perfect their appraisal rights under Delaware law) will be converted into the right to receive the offer price in cash, without interest and subject to any tax withholding.

In all cases, payment for Shares accepted for payment pursuant to the offer will be made only after timely receipt by the Depositary of (a) Share certificates (or a timely Book-Entry Confirmation) (as defined in the offer to purchase), (b) a properly completed and duly executed letter of transmittal, with any required signature guarantees (or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 3 of the offer to purchase, an Agent’s Message (as defined in the offer to purchase) if submitted in lieu of a letter of transmittal) and (c) any other documents required by the letter of transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price to be paid by the Purchaser for the Shares, regardless of any extension of the offer or any delay in making payment.

Neither the Purchaser nor LabCorp will pay any fees or commissions to any broker or dealer or other person (other than D.F. King & Co. in its capacity as Information Agent, American Stock Transfer & Trust Company in its

capacity as the Depositary, and to Greenhill & Co., LLC in its capacity as Dealer Manager), as described in the offer to purchase) in connection with the solicitation of tenders of Shares in the offer. You will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your customers.

Questions and requests for additional copies of the enclosed materials may be directed to the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the enclosed offer to purchase.

Very truly yours,

Greenhill & Co., LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, LABCORP, THE DEPOSITARY, THE INFORMATION AGENT OR THE DEALER MANAGER OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

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